Exhibit 23.2

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

December 12, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Amarantus Bioscience Holdings, Inc.

655 Montgomery Street, Suite 900

San Francisco, CA 94111

To Whom It May Concern:

Silberstein Ungar, PLLC, hereby consents to the incorporation by reference in the Form S-8, Registration Statement Under the Securities Act of 1933, filed by Amarantus BioScience Holdings, Inc., of our report dated April 16, 2013, relating to the financial statements of Amarantus BioScience Holdings, Inc., as of and for the year ending December 31, 2012 and for the period from January 14, 2008 (inception) to December 31, 2012.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC